[T REIT, Inc. logo]

Contact: Jill Swartz

T REIT, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

T REIT, INC. BOARD OF DIRECTORS APPROVES
SPECIAL LIQUIDATING DISTRIBUTION

Santa Ana, Calif., June 8, 2007 – Jack R. Maurer, chief executive officer and president of
T REIT, Inc., announced today that the board of directors has approved a special liquidating distribution of approximately $2,600,000, or approximately $0.56 per share of common stock, to shareholders of record as of July 2, 2007.

T REIT anticipates that the distribution will be paid on or about July 6, 2007, contingent upon the completion of the sale of T REIT’s interest in 1401 Enclave Parkway, a 207,000-square-foot Class A office building in Houston, Texas. The sale of 1401 Enclave Parkway is expected to be completed on June 14, 2007.

As of June 8, 2007, T REIT has sold 9 of its 11 properties, and expects to conclude its plan of liquidation by December 31, 2007.

Triple Net Properties, LLC serves as the advisor to T REIT, Inc. and manages its day-to-day operations. Triple Net Properties, LLC is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of more than 35 million square feet of real estate, including nearly 7,600 apartment units, with a combined market value of approximately $4.8 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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